Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 16, 2015 with respect to the statement of revenues over certain operating expenses of Von Karman Tech Center for the year ended December 31, 2014, included in Amendment No. 3 to the Registration Statement (Form S-11 No. 333-207471) of KBS Growth & Income REIT, Inc. for the registration of $2,300,000,000 of shares of its common stock.

/s/ Squar Milner LLP

Newport Beach, California

April 19, 2016